This chart is only a summary. Investors should consult the exchange offer documents filed with the SEC, which contain important information about the exchange offers, before deciding whether to participate in the exchange offers.

Van Eck Makes Exchange Offers for Six HOLDRS Trusts: INVESTOR ACTION ALTERNATIVES

	Participate in the Exchange Offer	Sell HOLDRS®	Cancel HOLDRS®	Take No Action
Results	HOLDRS receipts will be exchanged for an equal value of shares of corresponding Market Vectors ETFs subject to the risks of the transaction to rebalance the portfolio described in detail in the exchange offer documents. Certain securities underlying the tendered HOLDRS will be sold and others purchased to conform to a basket of stocks that align with the indices underlying the ETFs.	Trading in the six HOLDRS is expected to be halted approximately 30 minutes prior to the expiration of the exchange offers; the Trusts will be terminated and HOLDRS will be delisted shortly thereafter. There may not be any means for an investor to sell the receipts after the exchange offers expire.	Investors will take possession of each of their underlying securities. Note: cancellations may occur only upon delivery of round lots of HOLDRS to BNY Mellon (custodian).	Upon expiration of the exchange offer, and after termination of the HOLDRS Trusts, BNY Mellon will hold securities for a wind-down period of not less than four months. After the wind-down period, BNY Mellon has the right to convert unclaimed securities to cash. Owners of outstanding HOLDRS will have the right to the net proceeds of such sales.
Taxes	Partly taxable event. Investors generally recognize capital gains (or losses) on underlying securities that are sold (depending on cost basis) in order to conform as closely as possible to new underlying index. Unrealized gains (or losses) on underlying securities that are not sold will remain deferred until the ETF shares are sold by the investor or the ETF takes into account gain (or loss) from selling such underlying securities.	Fully taxable event. Investors generally recognize capital gains (or losses), depending on cost basis.	Not a taxable event (until underlying securities are ultimately sold).	If investors claim underlying securities during the wind-down period: not a taxable event (until underlying securities are ultimately sold). If investors claim monies after liquidation: fully taxable event (investors generally recognize capital gains (or losses), depending on cost basis).
Other Costs	Participating investors bear no brokerage or termination fees in connection with tendering HOLDRS. Financial intermediaries may charge a fee for tendering HOLDRS on behalf of clients. Investors should ask their intermediaries if such fees apply.	Investors may be subject to applicable brokerage commissions.	Subject to provisions of HOLDRS Trusts, investors may be subject to custodian cancellation fees of up to $10 for each round lot of 100 HOLDRS or portion thereof.	If investors claim underlying securities during the wind-down period, they will be subject to custodian cancellation fees of up to $10 for each round lot of 100 HOLDRS or portion thereof. If investors claim monies after liquidation, cash proceeds delivered by BNY Mellon will be net of the cancellation fees of up to $10 for each round lot of 100 HOLDRS, or portion thereof, and other related expenses of BNY Mellon.

Van Eck is not involved in the consequences of any action alternatives other than exchanging HOLDRS for Market Vectors ETFs. The above represents our interpretation of the consequences of the four action alternatives and should not be interpreted as tax or investment advice. Investors are strongly encouraged to speak to their financial and tax advisors.

MARKET VECTORS® ETFs

Van Eck Global
SINCE 1955

Financial Professional Use Only.

Important Disclosure

This material was prepared for Van Eck Securities Corporation to explain aspects of the Market Vectors ETF Trust solely to financial professionals. FINRA has not reviewed it. If any investment dealer or representative uses in oral or written form any information contained herein with the general public, they must assure themselves that such use complies with all filing and other requirements of applicable federal and state securities laws, and that the proper prospectus(es) and current supporting data are furnished where required.

The prospectus (or Statement of Additional Information) contained in the registration statement for the new ETFs is not an offer to sell the securities referenced therein and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This material is neither an offer to buy nor a solicitation of an offer to sell any of the HOLDRS or new ETF shares. The exchange offers will be made only pursuant to the exchange offer documents, which will be distributed to holders of the outstanding HOLDRS and have been filed with the Securities and Exchange Commission (the “SEC”) as part of the Registration Statements. **INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFERS, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS.** SUCH DOCUMENTS ARE AVAILABLE FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT SEC.GOV, BY CALLING THE SEC AT 800.SEC.0330, OR BY DIRECTING A REQUEST TO D.F. KING & CO., THE INFORMATION AGENT, AT 800.290.6424.

All information in this material (other than opinions or expectations) concerning applicable HOLDRS, including their business and operations, was provided by Merrill Lynch & Co., Inc. All information in this material concerning Van Eck ETFs, including its business, operations and financial results, was provided by Van Eck. Information on HOLDRS assets under management and trading volume was sourced from Bloomberg.

Certain statements made in this material that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Van Eck and the ETFs managed by Van Eck and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Van Eck and the ETFs managed by Van Eck undertake no responsibility to update publicly or revise any forward-looking statements.

Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a new ETF carefully before investing. Please read the prospectus and summary prospectus carefully before investing.

Investors may obtain free copies of the prospectus and summary prospectus, exchange offer documents, and other documents (when they become available) filed with the SEC at the SEC’s website at sec.gov. In addition, free copies of the prospectus and summary prospectus, exchange offer documents and other documents filed with the SEC may also be obtained after the registration statements become effective by directing a request to Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017, or by calling 800.826.2333 or visiting vaneck.com/etf.

The indexes referred to herein are published by and are the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the Indexes. Structured Solutions AG uses its best efforts to ensure that the Indices are calculated correctly. Structured Solutions AG has no obligation to point out errors in the Indices to third parties.